Exhibit 99.1

MeridianLink Appoints Edward H. McDermott as Chair of its Board of Directors

COSTA MESA, Calif. - August 17, 2023 - MeridianLink, Inc. (NYSE: MLNK), a leading provider of modern software platforms for financial institutions and consumer reporting agencies, today announced the appointment of Ed McDermott to its board of directors and to serve as the Company’s new board chair.

Mr. McDermott is the managing partner of Spring Tide Partners, an investment firm that makes concentrated, long-term investments in public and private companies. Prior to founding Spring Tide Partners in 2015, he was a co-managing partner of SPO Partners & Co., an investment partnership he originally joined in 1995. Mr. McDermott holds a B.A. from Williams College and an M.B.A. from the Stanford Graduate School of Business.

“We welcome the wealth of expertise and industry knowledge that Ed brings to the chair of the board role, and we value his experience partnering with innovative companies through impressive growth milestones,” said MeridianLink CEO Nicolaas Vlok. “The last several years have been monumental as we’ve accelerated our organic growth profile while successfully completing multiple acquisitions and our initial public offering. I want to thank our former board chair, Paul Zuber, for his guidance and partnership. As we look to the future, I am thrilled to have Ed’s leadership as we continue to scale and grow.”

“It’s been an honor to serve as board chair of MeridianLink during the past five years of tremendous growth,” said Mr. Zuber. “The Company is well-positioned to continue its trajectory of success, and I am excited to see its future unfold.”

“MeridianLink is a pioneering company that has helped shape the digital lending space for the last 25 years,” said Mr. McDermott. “I am excited to work with the management team and board as we build on this strong foundation and realize the Company’s next chapter of growth.”

ABOUT MERIDIANLINK
MeridianLink, Inc.® (NYSE: MLNK) powers digital lending and account opening for financial institutions and provides data verification solutions for consumer reporting agencies. MeridianLink’s scalable, cloud-based platforms help customers build deeper relationships with consumers through data-driven, personalized experiences across the entire lending life cycle.

MeridianLink enables customers to accelerate revenue growth, reduce risk, and exceed consumer expectations through seamless digital experiences. Its partner marketplace supports hundreds of integrations for tailored innovation. For more than 20 years, MeridianLink has prioritized the democratization of lending for consumers, businesses, and communities. Learn more at www.meridianlink.com.

PRESS CONTACT:
Becky Frost
(714) 784-5839
Media@meridianlink.com

INVESTOR RELATIONS CONTACT:
Gianna Rotellini
(714) 332-6357
InvestorRelations@meridianlink.com